October 2012 Preliminary Terms No. 378 Registration Statement No. 333-178081 Dated October 17, 2012 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

PLUS Based on the Value of the Morgan Stanley Mega 30 Index (Price Return) due October    , 2014
Performance Leveraged Upside SecuritiesSM

The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the Morgan Stanley Mega 30 Index (Price Return) (the “underlying index”) has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity.  However, if the underlying index has depreciated in value, investors will lose 1% for every 1% decline.  The Morgan Stanley Mega 30 Index (Price Return) is a rules-based equity index designed by Morgan Stanley & Co. LLC in September 2012 to reflect the performance of the 30 U.S.-based companies with the largest market capitalization.  The underlying index consists of the 30 stocks of U.S.-based and listed companies included in one or more U.S. benchmark equity indices with the largest market capitalization as determined on a quarterly basis.  The underlying index is a price-return index and thus does not taken into account any ordinary dividends paid on the index components.  For more information, see “Underlying Index” beginning on page 8 of this document.  The PLUS are for investors who seek exposure to large capitalization U.S. stocks as measured by the underlying index and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying index.  Investors may lose their entire initial investment in the PLUS.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	October , 2014
Underlying index:	Morgan Stanley Mega 30 Index (Price Return)
Aggregate principal amount:	$
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	October , 2014, subject to adjustment for non-index business days
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.00 to $12.20 per PLUS (120% to 122% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	October , 2012
Original issue date:	November , 2012 (3 business days after the pricing date)
CUSIP:	61755S818
ISIN:	US61755S8180
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per PLUS	$10	$0.225	$9.775
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the PLUS” at the end of this document.

Product Supplement for PLUS dated August 17, 2012                        Prospectus dated November 21, 2011

PLUS Based on the Value of the Morgan Stanley Mega 30 Index (PR) due October , 2014
Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Value of the Morgan Stanley Mega 30 Index (Price Return) due October     , 2014 (the “PLUS”) can be used:

▪	To gain exposure to large capitalization U.S. stocks as measured by the underlying index

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

▪
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 2 years
Leverage factor:	300%
Maximum payment at maturity:	$12.00 to $12.20 per PLUS (120% to 122% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None

Key Investment Rationale

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the underlyer’s actual positive performance.  In these PLUS, investors are exposed to the performance of the Morgan Stanley Mega 30 Index (Price Return), which offers exposure to large capitalization U.S. stocks as measured by the underlying index.  The underlying index is a price-return index and thus any ordinary dividends paid on its components are not taken into account in the calculation of the index closing value.  In exchange for enhanced performance of 300% of the appreciation of the underlying index, investors forgo performance above the maximum payment at maturity of $12.00 to $12.20 per PLUS, to be determined on the pricing date.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus upside performance of the underlying index, subject to the maximum payment at maturity of $12.00 to $12.20 per PLUS, to be determined on the pricing date.  However, if the underlying index has depreciated in value, investors will lose 1% for every 1% decline.  Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance.
Exposure to the Morgan Stanley Mega 30 Index (PR)
The Morgan Stanley Mega 30 Index (Price Return) attempts to reflect the performance of the 30 U.S.-based companies with the largest market capitalization.  The underlying index consists of the 30 stocks of U.S.-based and listed companies included in one or more U.S. benchmark equity indices with the largest market capitalization as determined on a quarterly basis.  The underlying index was developed and established by MS & Co. in September 2012 and is calculated, maintained and published by MS & Co.

Upside Scenario
The underlying index increases in value and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 300% of the index percent increase, subject to the maximum payment at maturity of $12.00 to $12.20 per PLUS (120% to 122% of the stated principal amount), to be determined on the pricing date.

Downside Scenario
The underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value.

October 2012	Page 2

PLUS Based on the Value of the Morgan Stanley Mega 30 Index (PR) due October , 2014
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$12.10 per PLUS (121% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final index value is greater than the initial index value, then investors would receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the PLUS, an investor would realize the maximum payment at maturity at a final index value of 121% of the initial index value.

▪	If the underlying index appreciates 3%, the investor would receive a 9% return, or $10.90 per PLUS.

▪	If the underlying index appreciates 25%, the investor would receive only the maximum payment at maturity of $12.10 per PLUS, or 121% of the stated principal amount.

▪
Downside Scenario.  If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

October 2012	Page 3

PLUS Based on the Value of the Morgan Stanley Mega 30 Index (PR) due October , 2014
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index, and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $12.00 to $12.20 per PLUS, or 120% to 122% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 300% exposure to any increase in the value of the underlying index as of the valuation date above the initial index value, because the payment at maturity will be limited to 120% to 122% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value by more than approximately 6.67% to approximately 7.33% will not further increase the return on the PLUS.

▪
The underlying index is composed of 30 stocks and has a concentration in companies with large market capitalization.  At any time, the underlying index is composed of stocks of the 30 U.S.-based and listed companies with large market capitalization.  Each component of the underlying index must also be included in one or more U.S. benchmark equity indices.  If a stock is not included in one of these indices, it will not be a component of the underlying index.

▪
The underlying index was established by MS & Co. on September 10, 2012 and therefore has a limited history.  The performance for periods prior to the establishment of the underlying index has been retrospectively simulated by MS & Co., the underlying index publisher, on a hypothetical basis.  A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation.  The methodology and the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight.  In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical.  Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to September 10, 2012.  Such data must be considered illustrative only.  The historical data may not reflect future performance and no assurance can be given as to the level of the underlying index at any time.

▪	There are risks associated with the way the underlying index is calculated and maintained.

o
The underlying index is a price-return index. The underlying index is a price-return index and thus any ordinary dividends paid on any component stock are not taken into account in the calculation of the index level.  In addition, an adjustment will be made to the index level for an extraordinary dividend paid on any component stock, but only if such dividend is specifically identified by the issuer of such component stock as an extraordinary or special dividend.  For more information, see “Underlying Index” beginning on page 8 of this document.

o
Cash or non-cash distributions made with respect to an index component as a result of certain corporate events will not be “reinvested” in new index components until the next rebalancing.  The underlying index publisher will make adjustments to the underlying index upon certain corporate events affecting any index component.  The index level will be adjusted to reflect the amount of such cash or the fair market value of such non-cash distribution.  However, such cash or non-cash distributions will not be “reinvested” in new index components until the next rebalancing.  For more information, see “Underlying Index” beginning on page 8 of this document.

October 2012	Page 4

PLUS Based on the Value of the Morgan Stanley Mega 30 Index (PR) due October , 2014
Performance Leveraged Upside SecuritiesSM

o
The antidilution adjustments the underlying index publisher is required to make do not cover every corporate event that could affect the stocks constituting the underlying index.  MS & Co., as underlying index publisher, will make adjustments to the underlying index for certain corporate events affecting the index components, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the index components, such as mergers.  However, the underlying index publisher will not make an adjustment for every corporate event that can affect the stocks constituting the underlying index.  For example, the underlying index publisher is not required to make any adjustments if the issuer of an index component or anyone else makes a partial tender or partial exchange offer for such stock.  If an event occurs that does not require the underlying index publisher to adjust the index level, the market price of the PLUS may be materially and adversely affected.  For

o
The underlying index is a rules-based index and is not actively managed.  The underlying index is a rules-based index and is calculated, maintained and published according to an index methodology.  The underlying index is not actively managed to adjust to changing geopolitical, financial or other conditions.  Its quantitative stock selection process could select stocks that underperform other U.S. benchmark equity indices.

▪
If the underlying index is discontinued and no successor index is available, Morgan Stanley will accelerate the PLUS.  If MS & Co., as the underlying index publisher, discontinues publication of the underlying index and, as the calculation agent, determines in its sole discretion that no successor index is available, the PLUS will be accelerated.  The amount due upon such acceleration (the “index discontinuance acceleration amount”) will be determined by the calculation agent on the date of such acceleration, in good faith and in a commercially reasonable manner, and will equal its estimate of the value of the PLUS, if any, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the underlying index and its components and current and expected interest rates.  See “Additional Information About the PLUS—Discontinuance of the underlying index” below.

▪
The market price influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  The level of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Hypothetical Retrospective and Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
The amount payable on the PLUS is not linked to the value of the underlying index at any time other than the valuation date.  The final index value will be based on the index closing value on the valuation date, subject to adjustment for non-index business days.  Even if the value of the underlying index appreciates prior to the valuation date but then drops on the valuation date to below the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop.  Although the actual value of the underlying index on the stated maturity date or at other times during the term of the PLUS may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

October 2012	Page 5

PLUS Based on the Value of the Morgan Stanley Mega 30 Index (PR) due October , 2014
Performance Leveraged Upside SecuritiesSM

▪
MS & Co., which is a subsidiary of the issuer, is both the calculation agent and the underlying index publisher, and will make determinations with respect to the PLUS and the underlying index.   As calculation agent, MS & Co. will determine the initial index value and the final index value and will calculate the amount of cash you receive at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the selection of a successor index or calculation of the index discontinuance acceleration amount in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

MS & Co. is also the underlying index publisher and retains the final discretion as to the manner in which the underlying index is calculated and constructed.  The underlying index publisher may change the methodology of the underlying index or discontinue the publication of the underlying index without prior notice and such changes or discontinuance may affect the value of the underlying index.  The underlying index publisher’s calculations and determinations in relation to the underlying index shall be binding in the absence of manifest error.

In performing its duties as the calculation agent of the PLUS and the underlying index publisher, MS & Co. may have interests adverse to your interests, which may affect the value of the underlying index and the value of the PLUS.

▪
Adjustments to the underlying index could adversely affect the value of the PLUS. MS & Co., as the underlying index publisher can add, delete or substitute the stocks constituting the underlying index, and can make other methodological changes required by certain events relating to the stocks constituting the underlying index.  Any of these actions could adversely affect the value of the PLUS.  The underlying index publisher may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. in its capacity as both the calculation agent for the PLUS and underlying index publisher could have an economic interest that is different than that of investors in the PLUS.

▪
Investing in the PLUS is not equivalent to investing in the underlying index.  Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as

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PLUS Based on the Value of the Morgan Stanley Mega 30 Index (PR) due October , 2014
Performance Leveraged Upside SecuritiesSM

part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under  “Additional Provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on whether a treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments or deemed payments are contingent upon or determined by reference to U.S.-source dividends.  The U.S. Treasury Department recently released proposed regulations under Section 871(m) of the Code.  While significant aspects of the application of these regulations to the PLUS are uncertain, if the proposed regulations (as modified by a recent IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the PLUS, to the extent that they are attributable to U.S.-source dividends, are likely to be subject to withholding tax under Section 871(m) of the Code.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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PLUS Based on the Value of the Morgan Stanley Mega 30 Index (PR) due October , 2014
Performance Leveraged Upside SecuritiesSM

Underlying Index

Morgan Stanley Mega 30 Index (Price Return) – Index Description

The defined terms included in this “Index Description” section are only applicable to this section and not to any other part of this document.

Overview

The Morgan Stanley Mega 30 Index (Price Return) (the “Index”) is a rules-based equity index established in September 2012 and designed to reflect the performance of 30 mega cap stocks of U.S.-based companies.  The Index consists of the 30 stocks (each, an “Index Component”) of U.S.-based and listed companies included in one or more U.S. benchmark equity indices that have the largest market capitalization as determined on a quarterly basis.  The Index employs an equal-dollar weighting methodology and is rebalanced quarterly such that upon rebalancing each Index Component contributes an equal value to the level of the Index (the “Index Level”).  The Index was developed by Morgan Stanley & Co. LLC (the “Index Sponsor”) and is calculated, maintained and published by Morgan Stanley & Co. LLC (the “Calculation Agent”) in accordance with the Index Methodology.

Index Constitution and Calculation

The Index was established by the Index Sponsor in September 2012 and the Index Level was first published on September 10, 2012 (the “Index Inception Date).  The Index Sponsor has retrospectively calculated and rebalanced the Index from March 11, 2002 (the “Index Base Date”) with an Initial Index Level of 932.73 until the Index Inception Date.  From the Index Inception Date the Calculation Agent calculates the Index Level and rebalances the Index quarterly.

The Index was retrospectively constituted with the Initial Index Level as of the Index Base Date to include the 30 U.S. stocks which were included in one or more U.S. benchmark equity indices with the largest market capitalization as of the Index Base Date.  Each Index Component is assigned a number of Index Shares, which equals the quotient of (a) the product of the Initial Index Level of 932.73 and the Component Weight of 3⅓% and (b) the official closing price (the “Closing Price”) of such Index Component on the Index Base Date.  In other words, each Index Component contributed an equal amount to the Initial Index Value.

After the initial constitution, the Index Level has been and will continue to be calculated as of each scheduled trading day using the Closing Price as published by the primary exchange of each Index Component.  The Index Level on any such trading day equals the sum of the products of the Index Shares and Closing Price of each Index Component.  For each Index Component, the Index Shares remain constant until the next rebalancing, subject to any antidilution adjustment as described below.

Rebalancing

The Index is rebalanced quarterly in each March, June, September and December (each, a “Rebalancing Date”).  Upon rebalancing,  the Calculation Agent determines the Index Components (each, a “New Index Component”) to replace the Index Components then constituting the Index (each, a “Previous Index Component”) and the Index Shares for each New Index Component.  The New Index Components are the 30 top stocks of U.S. companies included in one or more U.S. benchmark equity indices as measured by market capitalization as of closing on the trading day immediately preceding the Rebalancing Date (the “Selection Date”).  The Index Shares for each New Index Component equal the quotient of (a) the product of the Index Level on the Rebalancing Date and the Component Weight of 3⅓% and (b) the Closing Price of such New Index Component on the Rebalancing Date.  The Index Level on the Rebalancing Date is still calculated based on the Previous Index Components and their respective Index Shares as determined on the previous Rebalancing Date.  Starting from the trading day succeeding the Rebalancing Date (the “Rebalance Effective Date”), the Index Level will be calculated based on the New Index Components and their respective Index Shares until the next rebalancing.

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PLUS Based on the Value of the Morgan Stanley Mega 30 Index (PR) due October , 2014
Performance Leveraged Upside SecuritiesSM

Index Maintenance and Adjustments

The Index is a price-return index and thus any ordinary dividends paid on the Index Components are not taken into account in the calculation of the Index Level.  The Calculation Agent will make adjustments to the Index upon certain Potential Adjustment Events and Reorganization Events, as described below.

Antidilution Adjustments

The Calculation Agent will determine whether a circumstance relating to any Index Component has a dilutive, concentrative or other effect on the theoretical value of the Index Component and, if so, will (i) make the corresponding adjustment, if any, to the Index Shares for such Index Component and/or any of the other provisions hereof as the Calculation Agent determines appropriate to account for that dilutive, concentrative or other effect; and (ii) determine the effective date of that adjustment.  As a result of the such adjustments, the total number of Index Components may from time to time be more or less than 30 prior to the next Rebalancing Date.

Potential Adjustment Event means any of the following:

a)
If an Index Component is subject to a stock split or reverse stock split, then once shares of the Index Component are trading ex-split, adjustment will be made to the Index Shares for such affected Index Component such that the new Index Shares shall equal the product of the prior Index Shares and the number of shares issued in such stock split or reverse stock split with respect to one share of the Index Component.

b)
If an Index Component is subject to (i) a stock dividend (issuance of additional shares of such an Index Component) that is given ratably to all holders of shares of such Index Component or (ii) a distribution of shares of such Index Component as a result of the triggering of any provision of the corporate charter of issuer of the Index Component, then once the stock of Index Component is trading ex-dividend, the Index Shares for such affected Index Component will be adjusted so that the new Index Shares shall equal the prior Index Shares plus the product of (i) the number of shares issued with respect to one share of the Index Component and (ii) the prior Index Shares for such Index Component.

c)
“Extraordinary Dividend” means any cash or non-cash dividend or special dividend or distribution with respect to an Index Component that is identified by the issuer of such Index Component as an extraordinary or special dividend.  If an Index Component is subject to an Extraordinary Dividend, the Index Level will be adjusted once the stock of Index Component is trading ex-dividend.  The Index Level will include the amount of the cash distribution, and/or the value of the non-cash distribution (other than any Marketable Securities, which is discussed below) based on its fair market value determined on the ex-dividend date, each with respect to a number of shares of the Index Component equal to the Index Shares.  Accordingly, such cash or non-cash distribution will not be “re-invested” into shares of New Index Components until the next Rebalancing Date through the rebalancing procedures.

d)
Any equity security listed on a national securities exchange (a “Marketable Security”) distributed with respect to an Index Component as a result of a Potential Adjustment Event will become part of the Index Components once the stock of Index Component is trading ex-dividend. The Index Shares for such Marketable Securities shall equal the product of (i) the Index Shares of the existing Index Component with respect to which such Marketable Securities are distributed and (ii) the number of Marketable Securities distributed with respect to one share of such Index Component.

Reorganization Events

The Calculation Agent will also make similar adjustments to the Index upon certain reorganization events of the Index Components.

Any of the following events shall constitute a Reorganization Event:

a)	The Index Component is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Index Component;

b)	The issuer of the Index Component has been subject to any merger, combination or consolidation and is not the surviving entity;

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c)	The issuer of the Index Component completes a statutory exchange of securities with another corporation (other than pursuant to clause (b) above);

d)	The issuer of the Index Component is liquidated;

e)
The issuer of the Index Component issues to all of its shareholders equity securities of an issuer other than itself (other than in a transaction described in clause (b), (c) or (d) above) (a “spinoff stock”); or

f)	The Index Component is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares.

If any Reorganization Event occurs, in each case as a result of which the holders of shares of such affected Index Component receive Marketable Securities, other securities or other property, assets or cash (collectively “Exchange Property”), the Index will incorporate the Exchange Property as described below.

Any Marketable Security distributed with respect to an Index Component as a result of a Reorganization Event will become part of the Index Components once the Reorganization Event is effective.  The Index Shares for such Marketable Securities shall equal the product of (i) the Index Shares of the existing Index Component with respect to which such Marketable Securities are distributed and (ii) the number of Marketable Securities distributed with respect one share of such existing Index Component.

With respect to any cash or non-cash distribution (other than Marketable Securities) as a result of a Reorganization Event, the Index Level will be adjusted once the Reorganization Event is effective, so that the Index Level includes the amount of cash distribution, and/or the value of non-cash distribution based on its fair market value determined on such effective day, each with respect to a number of shares of the affected Index Component equal to its Index Shares.  Any foreign currency received will be converted into USD using the spot Exchange Rate as published by Bloomberg at 5:00 pm New York time (using the pricing source of CMPN) on the effective date of such Reorganization Event.

The Calculation Agent shall determine the appropriate adjustment, if any, to be made to any one or more of the provisions hereof to account for the Reorganization Event, as the case may be, and shall determine the effective date of that adjustment. The Calculation Agent may, without limitation, take into account any adjustment in respect of the Reorganization Event made by a Related Exchange (as defined below) to options contracts or futures contracts on the relevant Index Component traded on that Related  Exchange when determining the appropriate adjustment.

If insolvency occurs in relation to an Index Component, the Index Component will remain part of the Index until the next Rebalancing Date. If no Closing Price is available for such Index Component, as determined by the Calculation Agent, then the Closing Price of such Index Component will equal zero.

“Related Exchange” means, with respect to an Index Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index Component.

Adjustment to Index upon a Manifest Error

In addition, in the event that the Calculation Agent or the Index Sponsor determines that the calculation of an Index Level does not reflect the value of the underlying constituents, the Calculation Agent and/or the Index Sponsor may make such adjustments as it reasonably believes is necessary to ensure that the relevant Index Level is a true reflection of the underlying constituents.  However, neither the Calculation Agent nor the Index Sponsor shall make any such adjustment to an Index Level absent manifest error in the Closing Prices or other data used to determine an Index Level.

Index Market Disruption Event

An “ Index Market Disruption Event” means the occurrence or existence any of the following events, as determined by the Calculation Agent in its sole discretion:

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(a)           a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the Index Level on the Relevant Exchanges (as defined below) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or

(b)           a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the Index Level during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

(c)           the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market.

For the purpose of determining whether an Index Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute an Index Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Upon the occurrence of an Index Market Disruption Event, the Index Level shall not be calculated, provided that if the Market Disruption Event continues for a period of six business days then the Calculation Agent shall calculate the Index Level on such sixth business day using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) on such date of each security most recently constituting the Index.  If an Index Market Disruption Event occurs on a Rebalancing Date, the rebalancing shall be postponed until the next business day on which there is no Index Market Disruption Event  and on which trading is generally conducted on the Relevant Exchange for each of the Index Components, other than a day on which trading on any such Relevant Exchange is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant Exchange” means, with respect to an Index Component, the primary exchange(s) or market(s) of trading for (i) such Index Component and (ii) any futures or options contracts related to such Index Component.

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Hypothetical Retrospective and Historical Information

The inception date for the underlying index was September 10, 2012.  The information of the underlying index prior to September 10, 2012 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data.  A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation.  Therefore, information of the underlying index prior to September 10, 2012 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to September 10, 2012.  Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the underlying index as an indication of its future performance.

Information as of market close on October 16, 2012:

Bloomberg Ticker Symbol:	MSUSMEGA
Current Index Value:	1,022.10

The following graph sets forth the hypothetical retrospective and historical daily closing values of the underlying index for the period from January 1, 2007 through October 16, 2012.  The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter from January 1, 2007 through October 16, 2012.  The closing value of the underlying index on October 16, 2012 was 1,022.10.  The underlying index was established on September 10, 2012. The information prior to September 10, 2012 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Morgan Stanley Mega 30 Index (PR) Hypothetical Retrospective and Historical Performance Daily Closing Values January 1, 2007 to October 16, 2012

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Morgan Stanley Mega 30 Index (Price Return)	High	Low	Period End
2007
First Quarter	968.09	903.44	933.40
Second Quarter	1,007.66	933.84	989.05
Third Quarter	1,049.96	955.07	1,046.50
Fourth Quarter	1,069.19	980.83	1,031.15
2008
First Quarter	1,018.74	874.12	915.96
Second Quarter	976.21	868.91	870.04
Third Quarter	926.19	812.47	862.01
Fourth Quarter	865.17	588.02	687.54
2009
First Quarter	705.74	530.80	615.22
Second Quarter	697.98	624.49	686.41
Third Quarter	776.40	660.25	770.28
Fourth Quarter	818.67	752.86	811.61
2010
First Quarter	839.70	762.74	834.08
Second Quarter	863.63	733.32	733.32
Third Quarter	812.71	727.69	806.74
Fourth Quarter	882.07	805.73	880.81
2011
First Quarter	926.08	861.93	906.51
Second Quarter	924.85	852.64	887.37
Third Quarter	914.34	778.18	797.83
Fourth Quarter	886.74	777.54	877.48
2012
First Quarter	980.85	890.74	976.35
Second Quarter	982.41	883.85	948.99
Third Quarter	1,027.35	932.51	1,013.93
Fourth Quarter (through October 16, 2012)	1,031.35	1,003.93	1,022.10

The underlying index was established on September 10, 2012. The information prior to September 10, 2012 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Hypothetical Underlying Index Return

The following table shows the hypothetical return on the underlying index from March 11, 2002 to October 15, 2012.  Because the publication of the underlying index began on September 10, 2012, the return on the underlying index shown below is retrospectively simulated.  No actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to September 10, 2012.

Index Returns1
	3/11/2002–10/15/2012	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	20122
Returns	0.8%	-28.2%	18.7%	1.8%	-3.2%	13.6%	8.6%	-33.2%	18.0%	8.5%	-0.4%	15.6%

Data based on simulated returns from March 11, 2002 to September 9, 2012 and actual returns from September 10, 2012 to October 15, 2012.
1  All returns except year-to-date 2012 returns are annualized.
2Year-to-date 2012 returns are not annualized.

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Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	MS & Co.
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Minimum ticketing size:	$1,000 / 100 PLUS
Postponement of valuation date:
The following provision supersedes in its entirety “Description of PLUS—Postponement of Valuation Date(s)” in the accompanying product supplement:

If any scheduled valuation date is not an index business day, the index closing value for such date will be determined on the immediately succeeding index business day; provided that the index closing value for any scheduled valuation date will not be determined on a date later than the fifth scheduled index business day after such scheduled valuation date, and if such date is not an index business day, the calculation agent will determine the index closing value of the underlying index on such date in accordance with the formula for calculating such index last in effect prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the underlying index.

Index business day:
The following provision supersedes in its entirety “Description of PLUS—General Terms of PLUS—index business day” in the accompanying product supplement:

“Index business day” means a day as determined by the calculation agent, on which (i) trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price and (ii) the index closing value is published by the underlying index publisher.

Postponement of maturity date:
If the scheduled valuation date is not an index business day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the second business day following that valuation date as postponed.

Discontinuance of the underlying index:
The following provision supersedes in its entirety “Description of PLUS—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement:

If the underlying index publisher discontinues publication of the underlying index and such underlying index publisher or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to

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The Depositary Trust Company, New York, New York (“DTC”), as holder of such PLUS, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the relevant PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlying index and the calculation agent determines, in its sole discretion, that no successor index is available, then the PLUS will be accelerated.  The amount due upon such acceleration (the “index discontinuance acceleration amount”) will be determined by the calculation agent on the date of such acceleration, in good faith and in a commercially reasonable manner, and will equal its estimate of the value of the PLUS, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the underlying index and its components and current and expected interest rates.

Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

• a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

•      upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on whether a treaty applies) on

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payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments or deemed payments are contingent upon or determined by reference to U.S.-source dividends.  The U.S. Treasury Department recently released proposed regulations under Section 871(m) of the Code.  While significant aspects of the application of these regulations to the PLUS are uncertain, if the proposed regulations (as modified by a recent IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the PLUS, to the extent that they are attributable to U.S.-source dividends, are likely to be subject to withholding tax under Section 871(m) of the Code.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in stocks of the underlying index, futures and/or options contracts on the underlying index, any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the underlying index on the pricing date, and therefore could increase the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

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Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Code Section 4975 for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that

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either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments.  The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS.  The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the

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investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $0.225 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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